Exhibit 10.24

                        PRELIMINARY ENGINEERING AGREEMENT

THIS PRELIMINARY ENGINEERING AGREEMENT, entered into as of the 21st day of March, 2002, by and between

SOUTHERN STATES POWER COMPANY, INC.
3400 Inland Empire Blvd., Suite 101
Ontario, CA 91764-5510

(hereinafter called "OWNER")


and   LURGI PSI, INC.
      1790 Kirby Parkway, Suite 300
      Memphis, Tennessee 38138

(hereinafter called "CONTRACTOR")

WITNESSETH THAT:

WHEREAS, OWNER desires CONTRACTOR to furnish certain preliminary engineering for a BioDiesel production facility with a design capacity of 30 million gallons per year (equivalent to 100,000 metric tons per year) to be located in Riverside, California and a BioDiesel production facility with a design capacity of up to 5 million gallons per year plus a refining process with a design capacity of up to 9 million gallons per year to be located in Long Beach, California (collectively, the "Plants"); and

WHEREAS, CONTRACTOR desires to perform such preliminary engineering upon the terms and conditions set forth below; and

WHEREAS, OWNER and CONTRACTOR have entered into a Memorandum of Understanding executed by the parties as of January 25, 2002 (the "MOU"), and intend to, but are no way obligated to, enter into an Engineering, Procurement and Construction Agreement (hereinafter referred to as the "EPC Agreement") for the supply of engineering, procurement and construction services for the Plants, which EPC Agreement will become effective only upon its execution by both parties and fulfillment of certain conditions and requirements still outstanding; and

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.     DEFINITIONS

1.1 Unless otherwise noted, capitalized terms used in this Preliminary Engineering Agreement shall have the same meaning as assigned to them in the MOU.

1.2    The  services  to be  performed  by  CONTRACTOR  under  this  Preliminary
       Engineering   Agreement  are  referred  to  herein  as  the  "Preliminary
       Engineering".

2.     OBJECT OF THIS AGREEMENT

2.1 OWNER herewith authorizes and instructs CONTRACTOR, and CONTRACTOR agrees, to start with the design, engineering and related services for the Plants in accordance with the terms and conditions specified in this Preliminary Engineering Agreement.

2.2 The scope of the Preliminary Engineering to be performed by CONTRACTOR under this Preliminary Engineering Agreement is described in Exhibit A attached to and made a part hereof.

3.     PERFORMANCE OF PRELIMINARY ENGINEERING BY CONTRACTOR

3.1 CONTRACTOR shall commence the Preliminary Engineering on or before April 1, 2002.

3.2 All Preliminary Engineering shall be performed by CONTRACTOR in such a manner that it shall become part of the engineering intended to be performed by CONTRACTOR under the EPC Agreement once the EPC Agreement shall come into full force and effect.

3.3 CONTRACTOR shall perform the Preliminary Engineering with that degree of care, skill and judgment that is normally exercised by professional engineering firms of national reputation in performing like services.

3.4 Title to all technical data furnished by OWNER to CONTRACTOR under this Preliminary Engineering Agreement shall remain with OWNER, and title to all technical data furnished by CONTRACTOR to OWNER under this Preliminary Engineering Agreement shall remain with CONTRACTOR.

3.5 OWNER shall have the right to use the engineering drawings and other documents prepared by CONTRACTOR under this Preliminary Engineering
       Agreement and delivered to OWNER only for purposes relating to the design, engineering and construction of the Plants in cooperation with CONTRACTOR. Should for any reason the EPC Agreement not become effective, OWNER shall have no right to use such documents, or any information contained therein or deduced therefrom for the design, construction, erection, installation, operation or maintenance of any plant or for any other purpose whatsoever.

3.6 It is anticipated, without any obligations to do so, that this Preliminary Engineering Agreement will be converted to a full engineering only or an EPC Agreement on or before July 15, 2002. If it shall be established that the EPC Agreement will definitely not become effective, or once the latest date for the EPC Agreement to be established as per the MOU has expired, unless such latest date shall have been extended by mutual agreement, OWNER shall return to CONTRACTOR all documents received from CONTRACTOR under this Preliminary Engineering Agreement together with all copies, if any, made thereof by OWNER. OWNER shall indemnify and hold harmless CONTRACTOR from any liability, loss, cost or expense (including reasonable attorney's fees) resulting from any use of such documents in violation of this Article.

4.     PRELIMINARY ENGINEERING PRICE

4.1 OWNER agrees to compensate CONTRACTOR for the Preliminary Engineering on a time and material basis, with a not-to-exceed price of $795,000 ("T&M Price") in accordance with Exhibit B, Manhour Rate and Reimbursable Cost Schedule, which is attached to and made a part hereof.

4.2 CONTRACTOR shall submit monthly an itemized invoice to OWNER showing costs incurred, but not billed during the prior billing period. The monthly invoices shall not exceed the amounts listed below:

             May 1, 2002 = $150,000
             June 1, 2002 = $200,000
             July 1, 2002 = $200, 000
             August 1, 2002 = $245,000

4.3 OWNER shall pay CONTRACTOR's monthly invoices within 10 days of the invoice date. Late payments will incur interest charges of 1-1/2% per month. To avoid the late charge, any disputed charges should be subtracted from the invoice and the remainder paid within the ten (10) day period. The remit to address shall be: Lurgi PSI, Inc., 1790 Kirby Parkway, Suite 300, Memphis, Tennessee 38138.

5.     LIMITATION OF LIABILITY

5.1 Except as provided in Article 5.2, all warranties, guarantees and liabilities of CONTRACTOR with respect to or in connection with the Preliminary Engineering provided by CONTRACTOR under this Preliminary Engineering Agreement shall only come into existence upon the EPC Agreement or the detailed engineering agreement having become effective and then shall be limited as agreed therein, and nothing in this Preliminary Engineering Agreement shall be construed as expressing or implying the contrary.

5.2 ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR USE FOR THE PURPOSE INTENDED, ARE EXPRESSLY EXCLUDED. THE LIABILITY OF CONTRACTOR UNDER AND IN CONNECTION WITH THE PRELIMINARY ENGINEERING IS LIMITED TO THE CORRECTION OF ANY DEFECTS IN THE ENGINEERING SERVICES OR DOCUMENTS DELIVERED TO OWNER UNDER THIS PRELIMINARY ENGINEERING AGREEMENT, PROVIDED NOTICE OF ANY DEFECTS IS GIVEN TO CONTRACTOR WITHIN 180 DAYS FROM PERFORMANCE OF SUCH SERVICES OR DELIVERY OF SUCH DOCUMENTS.

5.3 CONTRACTOR's total cumulative liability to OWNER under or relating to this Preliminary Engineering Agreement shall in no event exceed the total amount of insurance proceeds obtained under the insurance policies required under Article 6 of this Preliminary Engineering Agreement, exclusive of CONTRACTOR's obligations under Article 5.2.

5.4 Notwithstanding any other provision of this Agreement, neither OWNER nor CONTRACTOR shall have any liability whatsoever for loss of production, loss of income, loss of profit, loss caused by plant shutdown, delayed opening, business interruption or other delay or for any other special, indirect, incidental or consequential loss or damage, or for any exemplary or punitive damages.

5.5 The limitations on and exclusions of damages set forth in this Article 5 shall apply under any theory of law including breach of contract or warranty, tort (including negligence of any nature, whether sole or concurrent), strict liability or otherwise.

5.6 Any set-off against CONTRACTOR's claims for payment of the T&M Price under Article 4.1 is excluded. OWNER waives any right of retention of any portion of the T&M Price payable hereunder.

6.     INSURANCE

6.1 CONTRACTOR shall furnish Workman's Compensation Insurance as required by law; Comprehensive General Liability Insurance at limits of $500,000 per occurrence; Automobile Liability coverage at limits of $100,000 each accident for property damage; and Professional Liability Insurance in an amount not less than the T&M Price payable under this Preliminary Engineering Agreement.

7.     ARBITRATION AND GOVERNING LAW

7.1 In case of any dispute or controversy arising between the parties hereto under or relating to this Preliminary Engineering Agreement or CONTRACTOR's performance or nonperformance of its obligations hereunder ("Dispute"), the parties shall endeavor to settle any such Dispute in an amicable way.

7.2 If a Dispute cannot be settled amicably, then the Dispute shall be finally decided by arbitration under the Commercial Arbitration Rules of the American Arbitration Association by three (3) arbitrators appointed in accordance with such Rules. Arbitration shall take place in Riverside, California.

7.3    This  Preliminary   Engineering  Agreement  shall  be  governed  by,  and
       interpreted in accordance with, the substantive law of California, exclusive of its choice of laws principles.

8.     GENERAL CONDITIONS

8.1 This Preliminary Engineering Agreement shall become binding and effective upon its having been signed by both parties hereto.

8.2 This Preliminary Engineering Agreement represents the entire agreement of the parties as to the subject matter hereof, and all oral and written statements, documents, letters or other communications between OWNER and CONTRACTOR and any representations and warranties made in connection with the subject matter of this Preliminary Engineering Agreement prior to its execution are superseded and shall become null and void upon execution of this Agreement.

8.3 Any modifications or supplements to this Preliminary Engineering Agreement must be executed in writing and signed by both parties. Any verbal agreement must be confirmed by both parties in writing in order to be valid.

8.4 Should any provision of this Preliminary Engineering Agreement be or become invalid or unenforceable or prohibit by law or otherwise all other provisions of this Agreement shall be unaffected thereby and shall nevertheless remain effective. Any invalid or unenforceable provision of this Preliminary Engineering Agreement shall be replaced by a valid and enforceable provision to be agreed upon between the partied hereto approaching as close as possible to that which both parties would have intended had they known of such invalidity or unenforceability when entering into this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Preliminary Engineering Agreement to be executed and signed as follows on the day and the date first above written.

For and on behalf of                       For and on behalf of

SOUTHERN STATES POWER COMPANY, INC.        LURGI PSI, INC.

/S/ Harrison McCoy                         /S/ [ILLEGIBLE SIGNATURE]
-----------------------------------        ------------------------------------
/S/ Chairman/CEO                           /S/ CEO
-----------------------------------        ------------------------------------
Title                                      Title

                        PRELIMINARY ENGINEERING AGREEMENT
                                    EXHIBIT A
                                SCOPE OF SERVICES
                                -----------------


1.0  Preliminary Engineering Design Services.

Preliminary engineering services are intended to advance the development of the Plants (the "Project") the project from concept to preliminary design, including basic process design, Project scope development, develop site plan drawings, identification and basic description of process equipment, development of basic process flow diagrams and material balances for the various process sections, development of preliminary P&ID's, and preliminary arrangement of process equipment.

      o Lurgi PSI will begin work immediately on a T&M basis to develop scope of modifications or additions to the Long Beach site required to commence production of biodiesel as soon as possible. Targeted capacity is 4 million gallons per year crude biodiesel plus the required glycerin / water processing work up.

      o Lurgi PSI will provide preliminary process engineering for a portable process facility at the Long Beach site, to produce up to 5 million gallons per year of biodiesel from refined soy bean oil plus a glycerin/water refining process for up to 9 million gallons per year biodiesel.

      o Lurgi PSI will provide preliminary process engineering for a new continuous fixed production facility at the Riverside location to produce approximately 30 million gallons per year (equivalent to 100,000 metric tons per year) of biodiesel using Lurgi's continuous process for partially refined soy bean oil.


Basic Process Engineering.

LurgiPSI will develop the basic process design for the two Project sites working in cooperation with Lurgi Life Science to apply Lurgi's technology to the Project. Basic process design development will include the development of the following:

      o    Process Flow Diagrams.

      o    Process Description.

      o    Support of Permitting Requirements.

      o    Preliminary Plant Design Services.

           o    Develop Site Map Drawings.

           o    Piping and Instrument Diagrams.

           o    General Arrangement Drawing for Process Equipment.

      o    Preliminary Equipment Engineering.


                                   EXHIBIT A-1

           o    Preliminary equipment list.

           o    Equipment design information including code requirements.

           o    Preliminary equipment data sheets.

           o    Typical fabricated and special equipment guide drawings.

           o    Nozzle and opening schedule.

           o    Insulation requirements for equipment.

           o    Preliminary Piping Specifications.

           o    Piping line list.

           o    Identify insulated piping.

      o    Preliminary Instrument and Control Engineering.

           o    Instrument list based on P&ID's.

           o    Preliminary instrument data sheets.

           o    Identify critical process interlocks.

           o    DCS Input/Output signal count and list.

           o    DCS hardware system requirements.

           o    Definition of software operating systems.

      o    Electrical and Power Engineering.

           o    Motor and power user list.

           o    Process and future load requirements.

           o    Identify motor control load center hardware needs.

PRELIMINARY ENGINEERING SCHEDULE

Preliminary engineering is expected to take approximately 12 to 14 weeks.


2.0   Engineering Deliverables.

The primary deliverables for this Project are a basic preliminary design package
for  each  production  facility   consisting  of  the  preliminary   engineering
documents, which may include:

      o Develop scope and rough cost estimate for modifications to Long Beach existing process equipment to begin production of biodiesel as soon as possible.

                                   EXHIBIT A-2

      o Translation of process flow diagrams and material balances from metric to U.S. units.

      o    Development preliminary P&ID's for the process sections and systems.

      o    Develop an equipment list.

      o    Develop an instrument list.

      o    Develop a motor and electrical users list.

      o    Develop a piping line list.

      o    Develop preliminary equipment data sheets.

      o    Resize equipment as necessary.

      o    Develop preliminary piping specifications.

      o    Identify equipment and piping that require insulation.

      o Develop civil foundation and structural design criteria for the specific locations.

      o Develop preliminary equipment layout arrangement for each site or process section.

      o Mark up the equipment guide drawings to meet design requirements for domestic manufacture.

      o Identify the electrical hardware and motor control requirements for each site or facility.

      o Specify the control system hardware, software, and programming requirements to control the process.

      o    Assist with preparation and support of Project permit applications.

      o    Identify infrastructure for Plants and utility requirements.


3.0   Exclusions and Clarifications.

Preliminary Engineering does not provide "Detailed Engineering Design" for the Plants or any other facilities. Detailed design would be included in the EPC Agreement and would be provided based on the scope definition developed during the preliminary engineering work and subject to subsequent agreement between LPSI and SSPC for these services.

Other specific exclusions and clarifications are:

      o Railroads, roadways, fencing, landscaping, underground sewers, water or gas mains, storm drainage, general site grading and general site improvements are excluded from the preliminary engineering work.

      o Detailed engineering is excluded, including but not limited to, civil, structural, foundation, building, architectural, site, equipment, piping, instrument, electrical, insulation, wiring,


                                   EXHIBIT A-3
           utility system or similar detailed design requirements (this proposal is for basic and preliminary design services).

      o Control building, MCC, warehouse or lab building are excluded at the Long Beach site. (This proposal assumes use of existing site buildings for the Long Beach site).

      o    HVAC,  Plumbing  packages  and  architectural   finish  packages  are
           excluded (part of detailed design).

      o Equipment layouts and arrangements will be conceptual only with equipment outlines (no details).

      o Storage tanks are excluded at Long Beach ( the estimate assumes that sufficient storage tank capacity exists at this site to be assigned for project use).

      o Utility systems (including steam, hot oil, cooling water, plant air, instrument air, nitrogen, etc) are excluded from the Long Beach site project. Project assumes adequate utilities supplies exist at battery limits.

      o Long Beach site battery limits consist of the new process facilities and end at the pipe rack connecting new facilities to existing plant utilities and existing pipe rack.

      o Projects assume a Rosemount Delta V DCS control system will be utilized at both locations to minimize duplication of hardware and program development.

      o De-centralized or skid mounted outdoor MCC cabinets will be utilized at Long Beach. Riverside site will have a MCC / Control room building.

      o Skid mounted equipment will be pre-piped and pre-wired between components on each skid where possible.

      o Environmental engineering and control system design is excluded other than process vent scrubbers included in equipment list and permitting support described in scope of services.

      o    Design of fire protection systems is excluded.

      o    Power system studies or protective relaying studies are excluded.

      o Process modeling or 3D design modeling is excluded. Proposal assumes 2D AutoCad design will be used.

      o    All site specific civil design requirements are excluded.

      o Field and construction support are excluded and may be supplied later based on subsequent agreement between the parties for these services.

      o Operating, and IOM manuals are excluded (these are part of detailed engineering scope).

                                   EXHIBIT A-4

      o Preparation of EPC Design/Build proposals are excluded. o Equipment procurement, tracking, expediting are excluded.

      o    DCS programming is excluded.

      o    Process hazards analysis and PSM requirements are excluded.


                                   EXHIBIT A-5

                        PRELIMINARY ENGINEERING AGREEMENT
                                    EXHIBIT B

                   MANHOUR RATE AND REIMBURSABLE COST SCHEDULE

Lurgi PSI, Inc. executes its contract work for construction and engineering services under a standard reimbursement schedule for manhour expenditures, direct expenses, and in-house services. We invoice all projects in accordance with a standard invoice procedure which includes a separate listing of manhour expenditures, direct expenses, and scheduled expense items. Lurgi PSI, Inc. keeps full and detailed accounts and records in accordance with established accounting procedures. Our records are available to our clients at any time for audit and review.


1.   PERSONNEL COST REIMBURSEMENT SCHEDULE

     All personnel are charged to a project on an hourly basis for actual time spent in direct support of the project. Overtime hours required by Lurgi PSI, Inc. to support a project schedule are invoiced at standard rates without any premium time for overtime. All classifications will be invoiced listing the individuals who have worked on the project and number of hours worked.

2.   COSTS REIMBURSABLE AS DIRECT EXPENSES

     The following items are reimbursed at Lurgi PSI's direct cost without any additional charges for overhead or profit:

2.1   Travel expense.
2.2   Living expenses away from our office for any of our personnel.
2.3   Long distance or toll telephone calls.
2.4   Telegrams, teletype, express mail, and postage.
2.5   Any special forms of printing and office supplies.
2.6   Car mileage at 34 cents per mile.
2.7   Special client requested legal services.
2.8   Rent of offices other than Lurgi PSI, Inc. home office.
2.9   Outside reproduction, blueprint, photographic supplies or services.
2.10  Additional professional liability insurance beyond that provided in
      Section 7.
2.11  Broad Form Endorsement CGL insurance for construction activities.
2.12  Additional Umbrella Liability insurance and specialized insurance.
2.13 Losses not covered by insurance maintained to jointly protect Owner and Lurgi PSI, Inc.
2.14  Permits, licenses, inspections, and other fees.
2.15  Replacement of work not covered by project insurance.
2.16  Additional automobile liability insurance.
2.17  Field personnel costs including:

      o Transportation and travel expenses for husband and wife relocation trips to evaluate housing.

      o Moving expense per field employee for relocation to the job site based on three competitive quotes.


                                   EXHIBIT B-1

      o Per diem expenses for each day of assignment beginning with two weeks from date of relocation and terminating upon end of assignment. Per diem rates will be calculated in accordance with federal guidelines Publication 1542, Per Diem Rates for Travel within the Continental United States. Should field employees be required for a duration in excess of 12 months a taxable allowance will be negotiated.

      o    Moving expenses per field employee for relocation from the job site.


3.  COSTS REIMBURSABLE AS A SCHEDULED EXPENSE ITEM

The following items are internally produced and billed at the approximate cost per unit (square foot, copy, hour, etc.) to Lurgi PSI, Inc. including materials and machine time utilized:


     3.1   DRAWING REPRODUCTION COSTS

            3.1.1 Bond                   $ .17 per sq. ft.
            3.1.2 Vellum                 $1.00 per sq. ft.
            3.1.3 Mylar                  $1.75 per sq. ft.

     3.2   PHOTOCOPIES                    $ .10 per copy


     3.3   CD CREATION                    $10.00 each CD


     3.4   FACSIMILE                      $2.00 per minute


     3.5   VIDEO CONFERENCING             $2.00 per minute ($120 per hour)


4.   COSTS REIMBURSABLE AS DIRECT EXPENSES PLUS A FEE

The following items are expenses which are to be reimbursed at cost plus a fixed fee:

     4.1   Owner Requested Subcontracts


     4.2   Purchased Equipment


     4.3   Rental Equipment


5.  INVOICING

Normal invoicing procedures call for manhours completed on the project and reimbursable expenses to be billed monthly. The invoice will list all manhour charges and reimbursable expenses against the project to date, both billed and current. Standard invoices will detail the charges to the project and will not contain copies of any receipts or documentation. Sample invoices are available upon request. Documentation for all billable items will be included with standard invoices for a fee of $2.00 per 8 1/2 x 11 sheet.

                                   EXHIBIT B-2

6.       SCHEDULE REVISIONS

The rate schedule is subject to yearly revisions during the first billing period containing the first day of September. These adjustments will reflect increased costs due to promotions, merit increases, etc. Any other changes in the Rate Schedule are subject to approval of the Owner.

7.  COSTS ASSOCIATED WITH INSURANCE

Lurgi PSI, Inc. provides the following level of insurance as standard on all projects without any additional reimbursement under our Standard Agreement for Professional Services:

      7.1 Workman's Compensation Insurance as required by law.

      7.2 Comprehensive General Liability Insurance at limits of $500,000 per occurrence for bodily injury and property damage with a broad form endorsement for property damage, products, completed operations, premises, blanket contractual, independent construction and XCU.

      7.3 Comprehensive Automobile Liability Insurance covering all owned, non-owned, and hired vehicles at limits of $100,000 each person; $300,000 each accident for bodily injuries and $100,000 each accident for property damage.

      7.4 Umbrella Liability is provided to cover any legal liability that may exceed the underlying limits of insurance coverages. The aggregate limit of the Umbrella liability policy shall be $1 million.

      7.5 Professional liability insurance is provided through self-insurance by Lurgi PSI, Inc. for $100,000 or up to the full value of Lurgi PSI's fee for services to a maximum of $1,000,000, as a standard part of our Professional Services Agreement. Any additional Professional Liability Insurance requested by the Owner will be furnished as a direct reimbursable expense per paragraph 2.0 above.

      7.6 Project Professional Liability, Wrap-up Insurance, or any other additional insurance requested by Owner will be furnished as a direct reimbursable expense per paragraph 2.0 above.

                                   EXHIBIT B-3

8.   RATE SCHEDULE BY CLASSIFICATION
        Consolidated Rate Schedule, effective September 17, 2001:

        SENIOR PROJECT ENGINEER/SPECIALIST AND ABOVE                   $105
        PROJECT ENGINEER/SPECIALIST                                    $99
        PROJECT/AREA COORDINATOR                                       $88
        ESTIMATOR                                                      $82
        SENIOR ENGINEER/SPECIALIST                                     $78
        PROJECT SUPERINTENDENT                                         $78
        SENIOR DESIGNER                                                $76
        COST CONTROL                                                   $76
        SUPERINTENDENT                                                 $76
        SAFETY COORDINATOR                                             $76
        QA/QC COORDINATOR                                              $76
        EQUIP/TOOLS SUPERINTENDENT                                     $76
        PURCHASING AGENT/EXPEDITOR                                     $68
        ENGINEER/SPECIALIST                                            $68
        STEEL DETAILING                                                $68
        DESIGNER                                                       $61
        CADD SPECIALIST                                                $53
        ADMINISTRATIVE COORDINATOR                                     $53
        ACCOUNTING                                                     $53
        SUPPORT                                                        $45


                                   EXHIBIT B-4